Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports Strongest 1st Quarter Income in Company History

Highlights:

•	Income from continuing operations of $673 million or $0.77 per share.

•	Income from continuing operations excluding restructuring of $691 million or $0.79 per share.

•	Revenues up 11 percent from a year ago to $7.9 billion.

•	Highest 1st quarter cash flow in Company history and a more than $700 million improvement from year-ago quarter.

•	Debt-to-capital ratio within target range at 30.9 percent while continuing significant investment in strategic growth projects.

•	ROC including major growth investments of 12.7 percent; excluding growth investments, ROC was 15.6 percent.

•	Downstream businesses deliver strong results.

•	First electricity flows to new Alcoa Fjardaal smelter in Iceland today.

NEW YORK, NY – April 10, 2007 – Alcoa (NYSE: AA) today announced first quarter 2007 income from continuing operations of $673 million, or $0.77 per diluted share. Excluding previously announced restructuring charges, income from continuing operations was $691 million, or $0.79 per share, a 13 percent increase from the first quarter of 2006, and a 20 percent increase from the fourth quarter of 2006 which also included discrete tax items.

Net income for the quarter was $662 million, or $0.75, a nine percent increase from the first quarter of 2006. Net income for the fourth quarter 2006 was $359 million, or $0.41.

Revenues for the quarter increased 11 percent from a year ago to $7.9 billion, driven by higher metal prices and sales to the aerospace, building and construction, and industrial product markets. Fourth quarter 2006 revenues were $7.8 billion.

Cash from operations in the first quarter rose to a record $527 million, a more than $700 million improvement from the first quarter of 2006.

“Alcoans have delivered another strong quarter of top and bottom line growth, productivity improvements in cost of goods and overhead, and a dramatic improvement in cash flow from last year’s first quarter,” said Alain Belda, Alcoa Chairman and CEO. “Our focus on higher value-added solutions, such as aerospace products, and productivity programs helped to continue our momentum this quarter.

“The momentum we built last year is carrying through in disciplined capital and portfolio management, growth projects coming on-stream, and continued improvement in our strong downstream operations,” said Belda. “Again, we have delivered a strong quarter while also investing in projects that will generate strong returns for years to come.”

Cost of goods sold as a percent of revenues was 76 percent, a 220 basis point improvement versus the fourth quarter of 2006 as a result of productivity initiatives.

Balance Sheet and Growth Projects

The Company’s strong cash generation performance in the quarter of $527 million helped to continue to fund its growth programs. In the quarter, capital expenditures were $783 million, 67 percent of which was devoted to growth projects.

“I am pleased our new Alcoa Fjardaal smelter in Iceland is moving from the construction phase to start-up and operational activities,” said Belda. “This state-of-the-art facility and other growth projects will begin to contribute this year.”

The first electricity energizing pots for start-up of Alcoa Fjardaal began today in Iceland. Also, the Company’s Intalco smelter in Ferndale, WA expanded its production this quarter.

The Company’s debt-to-capital ratio stood at 30.9 percent at the end of the quarter, within the Company’s target range. The Company’s 12-month trailing ROC stood at 12.7 percent at the end of the first quarter 2007, following significant growth investments. Excluding investments in growth, the Company’s ROC was 15.6 percent.

Segment and Other Results

Alumina

After-tax operating income (ATOI) was $260 million, flat compared to the prior quarter and up $18 million or 7% to the year-ago quarter. Sequentially, the higher price impact was completely offset by lower shipments, the impact of the Guinea strike and a stronger Australian dollar. Production was down 4%, or 135,000 metric tons, sequentially due primarily to a shorter quarter in terms of production days, the ramp-down of Point Comfort and the residual impact of the 4th quarter Pinjarra power outage.

Primary Metals

ATOI was $504 million, up $24 million, or 5%, compared to the prior quarter and up $59 million, or 13%, to the year-ago quarter. Sequentially, the ATOI increase was due to higher LME prices partially offset by Iceland start-up costs, Intalco restart costs, higher carbon costs and unfavorable currency. Third party realized price increased $136 per metric ton to $2,902 per metric ton. Primary metal production for the quarter decreased 9 kmt. The Company purchased approximately 46 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products

ATOI was $62 million, flat with the prior quarter and down $4 million from the year-ago quarter. Increased productivity and higher sales volumes were offset by the elimination of the 4th quarter tax benefit.

Extruded and End Products

ATOI was $34 million, up $7 million from the prior quarter and $34 million from the year-ago quarter. Sequentially, the impact of higher volumes in the building and construction and aerospace markets more than offset declining volumes in the commercial transportation market. In addition, the improvement was driven by the ceasing of depreciation on assets held for sale.

Engineered Solutions

ATOI was $93 million, a 27% increase from the prior quarter and a 12% increase over the year-ago quarter. The record result was achieved despite the known decline in the commercial vehicle market and continued weakness in the U.S. automotive base. In addition, there was a positive tax item in the 4th quarter that did not repeat. Major drivers contributing to the quarter were higher aerospace sales and continued productivity improvements.

Packaging and Consumer

ATOI was $19 million, down $7 million from the prior quarter and up $11 million over the year-ago quarter. The sequential quarter decrease was driven by the normal seasonal demand in Consumer Products. The year over year improvement of 138% was driven by productivity improvements, largely due to restructurings hitting the bottom line.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 122,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) significant increases in energy costs or interruption of energy supplies; (d) Alcoa’s inability to mitigate the effects of increases in the costs of raw materials (including caustic soda, calcined petroleum coke and resins), in addition to energy, through price increases, productivity improvements or cost reduction programs; (e) Alcoa’s inability to implement successfully its strategy for growth, to complete expansion projects as planned, or to realize the returns anticipated by management from such activities; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2006 (a)	December 31, 2006	March 31, 2007
Sales	$7,111	$7,840	$7,908

Cost of goods sold (exclusive of expenses below)	5,344	6,132	6,007
Selling, general administrative, and other expenses	355	367	357
Research and development expenses	47	63	52
Provision for depreciation, depletion, and amortization	306	325	304
Restructuring and other charges	1	554	26
Interest expense	92	93	83
Other income, net	(35)	(49)	(44)

Total costs and expenses	6,110	7,485	6,785

Income from continuing operations before taxes on income	1,001	355	1,123
Provision (benefit) for taxes on income	282	(1)	335

Income from continuing operations before minority interests’ share	719	356	788
Less: Minority interests’ share	105	98	115

Income from continuing operations	614	258	673

(Loss) income from discontinued operations	(6)	101	(11)

NET INCOME	$608	$359	$662

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.71	$.30	$.77
(Loss) income from discontinued operations	(.01)	.11	(.01)

Net income	$.70	$.41	$.76

Diluted:
Income from continuing operations	$.70	$.29	$.77
(Loss) income from discontinued operations	(.01)	.12	(.02)

Net income	$.69	$.41	$.75

Average number of shares used to compute:
Basic earnings per common share	870,560,769	867,331,378	868,824,621
Diluted earnings per common share	875,971,920	873,059,079	875,753,052

Common stock outstanding at the end of the period	870,119,484	867,739,544	868,989,203

Shipments of aluminum products (metric tons)	1,350,000	1,399,000	1,365,000

(a)	The Condensed Statement of Consolidated Income as of March 31, 2006 has been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2006	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$506	$420
Receivables from customers, less allowances: $75 in 2006 and $71 in 2007	3,127	3,314
Other receivables	308	337
Inventories	3,805	3,780
Fair value of derivative contracts	295	251
Prepaid expenses and other current assets	1,116	1,136

Total current assets	9,157	9,238

Properties, plants and equipment	29,348	30,237
Less: accumulated depreciation, depletion and amortization	14,535	14,865

Properties, plants and equipment, net	14,813	15,372

Goodwill	6,166	6,169
Investments	1,722	1,903
Other assets	4,346	4,320
Assets held for sale	979	1,019

Total assets	$37,183	$38,021

LIABILITIES
Current liabilities:
Short-term borrowings	$475	$516
Commercial paper	340	272
Accounts payable, trade	2,680	2,570
Accrued compensation and retirement costs	995	878
Taxes, including taxes on income	875	757
Other current liabilities	1,406	1,250
Long-term debt due within one year	510	661

Total current liabilities	7,281	6,904

Commercial paper	1,132	—
Long-term debt, less amount due within one year	4,778	6,311
Accrued pension benefits	1,567	1,539
Accrued postretirement benefits	2,956	2,933
Other noncurrent liabilities and deferred credits	2,023	1,925
Deferred income taxes	762	763
Liabilities of operations held for sale	253	277

Total liabilities	20,752	20,652

MINORITY INTERESTS	1,800	1,947

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,817	5,790
Retained earnings	11,066	11,579
Treasury stock, at cost	(1,999)	(1,953)
Accumulated other comprehensive loss	(1,233)	(974)

Total shareholders’ equity	14,631	15,422

Total liabilities and equity	$37,183	$38,021

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2006 (b)	2007
CASH FROM OPERATIONS
Net income	$608	$662
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	307	304
Deferred income taxes	(4)	1
Equity income, net of dividends	(9)	(35)
Restructuring and other charges	1	26
Gains from investing activities — sale of assets	—	(1)
Provision for doubtful accounts	3	3
Loss from discontinued operations	6	11
Minority interests	105	115
Stock-based compensation	28	24
Excess tax benefits from stock-based payment arrangements	—	5
Other (c)	(52)	(6)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(295)	(139)
(Increase) decrease in inventories	(326)	49
Increase in prepaid expenses and other current assets	(90)	(60)
Decrease in accounts payable and accrued expenses	(294)	(367)
Increase (decrease) in taxes, including taxes on income (c)	23	(102)
Cash received on long-term aluminum supply contract	—	93
Pension contributions	(77)	(50)
Net change in noncurrent assets and liabilities	(28)	(1)
Increase in net assets held for sale	(87)	(4)

CASH (USED FOR) PROVIDED FROM CONTINUING OPERATIONS	(181)	528
CASH USED FOR DISCONTINUED OPERATIONS	(32)	(1)

CASH (USED FOR) PROVIDED FROM OPERATIONS	(213)	527

FINANCING ACTIVITIES
Net change in short-term borrowings	69	38
Net change in commercial paper	760	(1,200)
Additions to long-term debt	6	2,024
Debt issuance costs	—	(96)
Payments on long-term debt	(5)	(353)
Common stock issued for stock compensation plans	46	82
Excess tax benefits from stock-based payment arrangements	—	(5)
Repurchase of common stock	(60)	(88)
Dividends paid to shareholders	(131)	(148)
Dividends paid to minority interests	(115)	(158)
Contributions from minority interests	—	114

CASH PROVIDED FROM FINANCING ACTIVITIES	570	210

INVESTING ACTIVITIES
Capital expenditures	(591)	(783)
Capital expenditures of discontinued operations	(1)	—
Additions to investments	(33)	(26)
Net change in short-term investments and restricted cash	(59)	6
Other	17	(25)

CASH USED FOR INVESTING ACTIVITIES	(667)	(828)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7	5

Net change in cash and cash equivalents	(303)	(86)
Cash and cash equivalents at beginning of year	762	506

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$459	$420

(b)	The Condensed Statement of Consolidated Cash Flows as of March 31, 2006 has been reclassified to reflect the movement of the home exteriors business to discontinued operations and as held for sale in the third quarter of 2006, and the soft alloy extrusions business as held for sale in the fourth quarter of 2006.
(c)	A reclassification of $53 related to income taxes was made in the March 31, 2006 period to conform to the current period presentation.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q06	2Q06	3Q06	4Q06	2006	1Q07
Alumina:
Alumina production (kmt)	3,702	3,746	3,890	3,790	15,128	3,655
Third-party alumina shipments (kmt)	2,023	2,108	2,205	2,084	8,420	1,877
Third-party sales	$628	$713	$733	$711	$2,785	$645
Intersegment sales	$555	$515	$524	$550	$2,144	$579
Equity (loss) income	$(1)	$—	$(2)	$1	$(2)	$1
Depreciation, depletion and amortization	$43	$46	$47	$56	$192	$56
Income taxes	$93	$112	$108	$115	$428	$100
After-tax operating income (ATOI)	$242	$278	$271	$259	$1,050	$260

Primary Metals:
Aluminum production (kmt)	867	882	895	908	3,552	899
Third-party aluminum shipments (kmt)	488	508	535	556	2,087	518
Alcoa’s average realized price per metric ton of aluminum	$2,534	$2,728	$2,620	$2,766	$2,665	$2,902
Third-party sales	$1,408	$1,589	$1,476	$1,698	$6,171	$1,633
Intersegment sales	$1,521	$1,696	$1,467	$1,524	$6,208	$1,477
Equity income	$20	$28	$16	$18	$82	$22
Depreciation, depletion and amortization	$96	$102	$100	$97	$395	$95
Income taxes	$197	$209	$140	$180	$726	$214
ATOI	$445	$489	$346	$480	$1,760	$504

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	562	579	568	564	2,273	568
Third-party sales	$1,940	$2,115	$2,115	$2,127	$8,297	$2,275
Intersegment sales	$49	$66	$65	$66	$246	$60
Equity loss	$—	$(1)	$—	$(1)	$(2)	$—
Depreciation, depletion and amortization	$50	$57	$57	$55	$219	$55
Income taxes	$26	$25	$19	$(2)	$68	$26
ATOI	$66	$79	$48	$62	$255	$62

Extruded and End Products:
Third-party aluminum shipments (kmt)	223	231	220	203	877	213
Third-party sales	$1,038	$1,165	$1,146	$1,070	$4,419	$1,175
Intersegment sales	$23	$31	$20	$25	$99	$42
Depreciation, depletion and amortization	$28	$30	$29	$31	$118	$9
Income taxes	$1	$8	$7	$2	$18	$11
ATOI	$—	$17	$16	$27	$60	$34

Engineered Solutions:
Third-party aluminum shipments (kmt)	37	38	34	30	139	31
Third-party sales	$1,360	$1,405	$1,345	$1,346	$5,456	$1,449
Equity income (loss)	$—	$—	$1	$(5)	$(4)	$—
Depreciation, depletion and amortization	$40	$42	$43	$44	$169	$41
Income taxes	$37	$44	$35	$(15)	$101	$44
ATOI	$83	$100	$75	$73	$331	$93

Packaging and Consumer:
Third-party aluminum shipments (kmt)	40	44	39	46	169	35
Third-party sales	$749	$834	$815	$837	$3,235	$736
Equity income	$—	$—	$—	$1	$1	$—
Depreciation, depletion and amortization	$31	$31	$30	$32	$124	$30
Income taxes	$5	$9	$8	$11	$33	$7
ATOI	$8	$37	$24	$26	$95	$19

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q06	2Q06	3Q06	4Q06	2006	1Q07
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$844	$1,000	$780	$927	$3,551	$972
Unallocated amounts (net of tax):
Impact of LIFO (1)	(36)	(49)	(19)	(66)	(170)	(27)
Interest income	11	10	23	14	58	11
Interest expense	(60)	(63)	(66)	(61)	(250)	(54)
Minority interests	(105)	(124)	(109)	(98)	(436)	(115)
Corporate expense	(89)	(82)	(64)	(82)	(317)	(86)
Restructuring and other charges	(1)	6	2	(386)	(379)	(18)
Discontinued operations	(6)	(5)	(3)	101	87	(11)
Other	50	51	(7)	10	104	(10)

Consolidated net income	$608	$744	$537	$359	$2,248	$662

(1)	Certain amounts for the first and second quarter of 2006 have been reclassified to Other so that this line reflects only the impact of LIFO. Presenting the Impact of LIFO as a separate line in the Reconciliation of ATOI started in the third quarter of 2006.

Financial information for the first and second quarter of 2006 included in the Extruded and End Products segment and the Reconciliation of ATOI has been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006.

The difference between certain segment financial information totals and consolidated financial information is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

2007 Bloomberg Return on Capital (1)		2007 Bloomberg Return on Capital, Excluding Growth Investments (1)
Net income	$2,302	Net income	$2,302
Minority interests	446	Minority interests	446
Interest expense (after tax)	281	Interest expense (after tax)	281

Numerator	$3,029	Numerator	3,029

		Russia, Bohai and Kunshan net losses	79

		Adjusted numerator	$3,108

Average Balances		Average Balances
Short-term borrowings	$441	Short-term borrowings	$441
Short-term debt	360	Short-term debt	360
Commercial paper	972	Commercial paper	972
Long-term debt	5,767	Long-term debt	5,767
Preferred stock	55	Preferred stock	55
Minority interests	1,669	Minority interests	1,669
Common equity (2)	14,621	Common equity (2)	14,621

Denominator	$23,885	Denominator	23,885

		Capital projects in progress and Russia, Bohai and Kunshan capital base	(3,945)

		Adjusted denominator	$19,940

Return on capital	12.7%	Return on capital, excluding growth investments	15.6%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (March 2007 ending balance + March 2006 ending balance) divided by 2.
(2)	Calculated as total shareholders’ equity less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

2006 Bloomberg Return on Capital (3)		2006 Bloomberg Return on Capital, Excluding Growth Investments (3)
Net income	$1,581	Net income	$1,581
Minority interests	304	Minority interests	304
Interest expense (after tax)	274	Interest expense (after tax)	274

Numerator	$2,159	Numerator	2,159

		Russia and Bohai net losses	86

		Adjusted numerator	$2,245

Average Balances		Average Balances
Short-term borrowings	$342	Short-term borrowings	$342
Short-term debt	53	Short-term debt	53
Commercial paper	1,652	Commercial paper	1,652
Long-term debt	5,243	Long-term debt	5,243
Preferred stock	55	Preferred stock	55
Minority interests	1,280	Minority interests	1,280
Common equity (4)	13,611	Common equity (4)	13,611

Denominator	$22,236	Denominator	22,236

		Capital projects in progress and Russia and Bohai capital base	(2,139)

		Adjusted denominator	$20,097

Return on capital	9.7%	Return on capital, excluding growth investments	11.2%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(3)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (March 2006 ending balance + March 2005 ending balance) divided by 2.
(4)	Calculated as total shareholders’ equity less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

	Quarter ended
	March 31, 2006	December 31, 2006	March 31, 2007
Days of Working Capital
Receivables from customers, less allowances	$2,963	$3,127	$3,314
Add: Inventories	3,524	3,805	3,780
Less: Accounts payable, trade	2,449	2,680	2,570

Working Capital	$4,038	$4,252	$4,524

Sales	$7,111	$7,840	$7,908

Days of Working Capital	51.1	49.9	51.5

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	Quarter ended			Quarter ended
	1Q07	4Q06	1Q06	1Q07	4Q06	1Q06
Net income	$662	$359	$608	$0.75	$0.41	$0.69

(Loss) income from discontinued operations	(11)	101	(6)

Income from continuing operations	673	258	614	0.77	0.29	0.70

Discrete tax items	—	(69)	—

Restructuring and other charges	18	386	1

Income from continuing operations - excluding restructuring and other charges and discrete tax items	$691	$575	$615	0.79	0.66	0.70

Income from continuing operations - excluding restructuring and other charges and discrete tax items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges and discrete tax items. There can be no assurances that additional restructuring and other charges and discrete tax items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations - excluding restructuring and other charges and discrete tax items.